UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   March 29, 2011

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code     (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

The disclosure set forth under Item 2.03 of this report is incorporated by reference into this Item 1.01.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Company.

On March 29, 2011, ThermaClime, L.L.C. (“ThermaClime”), a wholly owned subsidiary of LSB Industries, Inc. (the “Company”), and certain of ThermaClime’s subsidiaries (the “Borrowers”) entered into an Amended and Restated Term Loan Agreement (the “Amended Agreement”) with  Banc of America Leasing & Capital, LLC (“BOA”), as agent for the lenders, which amends ThermaClime’s existing Term Loan Agreement, dated November 2, 2007, as previously amended (the “Original Agreement”).  Pursuant to the terms of the Amended Agreement, the maximum principal amount of ThermaClime’s term loan facility (the “Term Loan”) is increased from $50 million to $60 million. The maximum principal amount may be further increased to up to $75 million, subject to BOA syndicating the additional amount and the Borrowers electing such increase. The Amended Agreement also extends the maturity of the Term Loan from November 2, 2012, to March 29, 2016.  The Term Loan continues to be guaranteed by the Company. Certain other terms and conditions of the Term Loan are as follows:

(a)	the Term Loan requires 20 quarterly principal payments of $750,000 (based on 1.25% of $60 million), plus interest and a final balloon payment of $45 million due on March 29, 2016.

(b)	the stated interest rate on the Term Loan is as follows:

•
a variable interest rate of approximately 3.31% on the principal amount of $35 million, which the variable interest rate is based on three-month LIBOR plus 300 basis points, which rate is adjusted quarterly, and

•	a fixed interest rate of 5.15% on the principal amount of $25 million.

At March 31, 2011, the resulting weighted-average interest rate was approximately 4.08%.

(c)	the Term Loan is secured by:

•	the real property and equipment located at the Company’s chemical plant facility in El Dorado, Arkansas, and
•	the real property and equipment located at the Company’s chemical plant facility in Cherokee, Alabama.

(d)	the Term Loan is subject to a minimum consolidated fixed charge coverage ratio and a maximum consolidated leverage ratio, both as defined in the Amended Agreement.

    The Borrowers are subject to other covenants under the Amended Agreement, which are substantially similar to the Original Agreement terms, including, but not limited to, limitation on the incurrence of certain additional indebtedness and liens, limitations on mergers, acquisitions, dissolution and sale of assets, and limitations on declaration of dividends and distributions to the

Company, all with certain exceptions.  The Borrowers are currently negotiating with BOA to permit the Borrowers to distribute to the Company the $15 million further increase in the maximum principal amount, which is described above.

Section 8 – Other Events

Item 8.01.  Other Events

On March 24, 2011, Golsen Family, L.L.C. (“GFLLC”) adopted a prearranged trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  The trading plan provides for the sale of up to 100,000 shares of common stock of the Company at prices not less than $45.00 per share.  The trading plan is effective for one-year beginning June 13, 2011.  The Company’s legal department approved the trading plan pursuant to the Company’s pre-clearance procedures. GFLLC entered into the plan as part of its members’ long-term estate and tax planning strategy.  All of the outstanding membership interests in GFLLC are beneficially owned, directly or indirectly, by Jack E. Golsen (Chief Executive Officer and Chairman of the Board of the Company) and members of his family, including Barry H. Golsen (President and member of the Board of Directors of the Company) and Steven J. Golsen (President of certain subsidiaries of the Company) (the “Golsen Family”).

On March 31, 2011, $24.4 million principal amount of the Company’s 5.5% Convertible Senior Subordinated Debentures due 2012 were converted into 888,160 shares of Company common stock in accordance with the conversion terms of the Debentures.  As of March 31, 2011, $2.5 million aggregate principal amount of the Debentures remain outstanding, which includes $2.0 million principal amount of the Debentures being held by an entity owned, directly and indirectly, by the Golsen Family. As of March 31, 2011, approximately 22.1 million shares of the Company’s common stock were outstanding, excluding shares held as treasury stock.

This report is not an offer or a solicitation of an offer to sell or exchange any security.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

 (d) Exhibits.

Exhibit          Description

4.1
Amended and Restated Term Loan Agreement, dated as of March 29, 2011, among LSB Industries, Inc., ThermaClime, L.L.C. and certain subsidiaries of ThermaClime, L.L.C., Cherokee Nitrogen Holdings, Inc., the Lenders signatory thereto, Banc of America Leasing & Capital, LLC as the Administrative and Collateral Agent, and Bank of Utah as Payment Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 4, 2011

LSB INDUSTRIES, INC.

By:  /s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President of Finance,
Chief Financial Officer